UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2024

Vor Biopharma Inc.

(Exact name of registrant as specified in its Charter)

Delaware	001-39979	81-1591163
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Cambridgepark Drive
Suite 101
Cambridge, Massachusetts	02140
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 655-6580

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	VOR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On September 30, 2024, Vor Biopharma Inc. (the “Company”) announced that the board of directors (the “Board”) has appointed Han Choi, M.D., LL.M., as Chief Financial Officer of the Company, effective as of September 30, 2024 (the “Effective Date”).

Dr. Choi, age 54, most recently was a Principal at Oracle Investment Management, Inc., a hedge fund that specializes in healthcare investments, from 2003 to September 2024. He was responsible for sourcing, negotiating and managing investments in the pharmaceutical and biotechnology sectors and provided strategic advice to portfolio companies on clinical, corporate development, and capital market strategies. Dr. Choi received his M.D. from the Mount Sinai School of Medicine and holds law degrees from Oxford University and Harvard Law School. Dr. Choi is a licensed physician in New York State and a member of the New York State Bar.

In connection with Dr. Choi’s appointment as Chief Financial Officer, the Company entered into an offer letter agreement (the “Offer Letter”) with Dr. Choi, pursuant to which Dr. Choi will be employed by the Company on an at-will basis. The Offer Letter provides for a base salary of $464,000 per year and a target annual bonus equal to 40% of Dr. Choi’s annual base salary based on the achievement of goals established by the Board. Dr. Choi is eligible to participate in the Company’s employee benefit plans, and he is also eligible to receive benefits pursuant to the Company’s Executive Severance and Change in Control Benefits Plan, which is described under the caption “Executive Compensation—Severance and Change in Control Benefits Plan” in the Company’s definitive proxy statement filed with the SEC on April 9, 2024, which description is incorporated herein by reference, and a copy of which is filed as Exhibit 10.15 to the Company’s Registration Statement on Form S-1/A (File No. 333-252175) filed with the Securities and Exchange Commission (“SEC”) on February 1, 2021.

The foregoing description of the Offer Letter is only a summary and is qualified in its entirety by reference to the complete terms and conditions of the Offer Letter, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2024.

The Company and Dr. Choi have also entered into an Employee Confidentiality, Assignment, and Non-Solicitation Agreement, which, among other things, prohibits him from competing with the Company and soliciting the Company’s employees and customers during the term of his employment and from disclosing or using confidential information of the Company without authorization at any time. The Company also entered into an indemnification agreement with Dr. Choi in the form previously approved by the Board, which, with certain exceptions, provides for indemnification for certain expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by Dr. Choi in any action or proceeding arising out of his service as an officer of the Company.

In addition, the Board granted Dr. Choi a stock option to purchase 400,000 shares of the Company’s common stock at an exercise price equal to the closing sales price for the Company’s common stock as quoted on the Nasdaq Stock Market on the Effective Date (the “Option Grant”). One-fourth of the Option Grant will vest on the first anniversary of the Effective Date, with the remainder vesting in 36 substantially equal monthly installments at the end of each month thereafter, subject to Dr. Choi’s continuous service as of each such vesting date. The Option Grant was made pursuant to the Company’s 2023 Inducement Plan and the form of option award agreement thereunder.

There is no arrangement or understanding between Dr. Choi and any other person pursuant to which he was selected as an officer of the Company, and there is no family relationship between Dr. Choi and any of the Company’s other executive officers or directors. The Company is not aware of any transaction involving Dr. Choi requiring disclosure under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On September 30, 2024, the Company issued a press release announcing the appointment of Dr. Choi as the Company’s Chief Financial Officer, a copy of which is attached hereto as Exhibit 99.1 to this report and incorporated herein by reference.

The information furnished under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or subject to the liability of that section, nor shall it be deemed incorporated by reference in any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such a filing, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press Release, dated September 30, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vor Biopharma Inc.

Date: September 30, 2024	By:	/s/ Robert Ang
Robert Ang
Chief Executive Officer